EXHIBIT 5.1
[ORACLE LETTERHEAD]
May 9, 2007
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
     I am a Senior Corporate Counsel of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 9, 2007, in connection with the registration under the Securities Act of 1933, as amended, of 15,330,000 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 28, 2007 (the “Merger Agreement”), by and among the Registrant, Hyperion Solutions Corporation (“Hyperion”) and Hotrod Acquisition Corporation. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Hyperion under the Hyperion Solutions Corporation 2004 Equity Incentive Plan, the Hyperion Solutions Corporation 1999 Stock Option Plan, the Hyperion Solutions Corporation 1995 Stock Option/Stock Issuance Plan, the Hyperion Solutions Corporation 1992 Stock Option Plan, the Hyperion Software Corporation 1991 Stock Plan, the Hyperion Software Corporation 1991 Non-Employee Director Stock Option Plan, the Decisioneering, Inc. 1997 Stock Option Plan, the SQRIBE 1995 Stock Option Plan, the Brio Software, Inc. 2000 Non-Executive Director Stock Option Plan, the Brio Software, Inc. 1998 Stock Option Plan, the Brio Software, Inc. 1998 Directors’ Stock Option Plan, the Brio Software, Inc. 1998 Non-Executive Stock Option Plan and the Arbor Software Corporation 1995 Stock Option/Stock Issuance Plan (each, a “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.
Sincerely,
/s/ Christopher Ing
Christopher Ing
Senior Corporate Counsel